Exhibit 10.1

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (“AGREEMENT”) is entered into as of January 24, 2020 by and among Hudson Bay Master Fund Ltd., a company formed under the laws of the Cayman Islands, (“HUDSON BAY”); Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B, a company formed under the laws of the Cayman Islands (“ALTO”), and Nanoviricides, Inc., a company incorporated under the laws of Nevada (“NANOVIRICIDES” or the "COMPANY"). In this AGREEMENT, HUDSON BAY AND ALTO are collectively referred to as the "PURCHASERS," and HUDSON BAY, ALTO and NANOVIRICIDES are collectively referred to as the “PARTIES” and individually as a “PARTY.”

RECITALS

A.            On February 27, 2019, the Parties entered into a Securities Purchase Agreement (the “SPA”) and Common Stock Purchase Warrant (the "Warrant") pursuant to which PURCHASERS provided $2.5 million in financing in a registered direct offering in exchange for 6,944,446 units, each comprised of one share of common stock (priced at $0.36 per share) and one five-year Warrant (exercisable at $0.61 per share). In connection with the deal, Purchasers bargained for the right to participate in any subsequent financings offered by the Company, and the Company agreed not to issue new common shares at a price below the exercise price of Purchasers’ Warrants for one year.

B.            The COMPANY subsequently executed a 20-for-1 reverse stock split. Section 3(a) of the Warrants required that the exercise price of the Warrants be adjusted to $12.20. Accordingly, pursuant to Section 4.12 of the SPA, thereafter the Company was prohibited from issuing Common Stock below $12.20 per share.

C.             On January 9, 2020, the COMPANY provided a Subsequent Financing Notice pursuant to Section 4.11(b) of the SPA. In response, HUDSON BAY sought detail about the pricing of the COMPANY's contemplated offering. The COMPANY did not respond to HUDSON BAY'S request.

D.            On January 21, 2020, the COMPANY announced an offering of 2.5 million shares of the Company's common stock at a price of $3.00 per share, as well as the grant to the underwriters of an option to purchase up to 375,000 additional shares of common stock to cover over-allotments at the public offering price. The COMPANY did not provide a second Subsequent Financing Notice as provided for in Section 4.11(f) of the SPA.

E.            Section 4.11 of the SPA provides Purchasers “the right to participate in up to an amount of the Subsequent Financing equal to 50% of the Subsequent Financing…on the same terms, conditions and price provided for in the Subsequent Financing.” Section 4.12 of the SPA prohibits the Company from issuing Common Stock “ at an effective price below the then Exercise Price of the Warrant.”

F.            The Subsequent Financing announced by the Company is priced at $3, below the exercise price of Purchasers’ Warrants, in breach of Section 4.12.

G.            PURCHASERS filed a Complaint against the COMPANY on January 23, 2020 in the Supreme Court in the State of New York, County of New York (the “Court”) alleging violations of the SPA; the action is captioned Hudson Bay Master Fund Ltd. et al v. Nanoviricides, Inc., Index No.650515/2020 (the “Action”).

H             PURCHASERS moved for an order to show cause as to why an order should not be made and entered preliminarily enjoining and restraining the COMPANY. from (i) at any time prior to March 1, 2020, consummating any common stock offering without first providing Purchasers with a Second Subsequent Financing Notice with the requisite pricing and other information and fulfilling any elections responsive thereto from the Purchasers pursuant to the Securities Purchase Agreement, and (ii) for so long as any Warrants remain outstanding, consummating any common stock offering at a price below the $12.20 per share exercise price of Purchasers’ Warrants pursuant to the Securities Purchase Agreement without Purchasers’ express written consent.;

I.              Following a hearing on the Order to Show Cause, the Court stated that ti would enter a temporary restraining order ("TRO") enjoining the Transaction on the posting of a bond by PURCHASERS. In connection therewith, to prevent the immediate entry of the TRO, the COMPANY agreed to adjourn their closing until 2:00 p.m. to permit the PARTIES to consensually resolve their dispute before the Court entered a TRO..

J.             The PARTIES now desire to document that settlement and fully and finally settle and terminate all differences, disputes, and disagreements between them, without further dispute or litigation, in accordance with the terms and conditions set forth in this AGREEMENT.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and understandings contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the PARTIES agree as follows:

1.             Terms and Dismissal of the Action

1.1          Term Sheet

1.1.1        The PARTIES have agreed the Binding Term Sheet, attached hereto as Exhibit I, which is fully incorporated by reference.

1.2           Settlement Payment.

1.2.1        COMPANY has agreed to bay HUDSON BAY'S attorneys' fees and expenses, expected to be about $150,000 and Alto's attorneys' fees and expenses, expected to be about $6,000. COMPANY has also agreed to pay PURCHASERS any other amounts due pursuant to the Binding Term Sheet (the “Settlement Payment”) within five business days after execution of this AGREEMENT by all PARTIES, provided that, so long as this AGREEMENT is finalized and signed by all PARTIES.

1.2.2        The Settlement Payment will be made via wire transfer. The wire transfer information is as follows:

For Hudson Bay:

For Alto:

1.3	Dismissal of the Action

1.3.1       Within two business days after full compliance with the Binding Term Sheet, counsel of record in the Action for PURCHASERS will e-file with the Court a Stipulation of Dismissal.

2.	Mutual General Release and Covenants Not to Sue

2.1	Definitions.

2.1.1       “CLAIMS” means any and all accounts, actions, causes of action, claims, compensation, contracts, costs, damages, debts, delay damages, demands, expenses, fees, indebtedness, judgments, liabilities, liens, losses, obligations, rights of contribution, rights of indemnity and suits of every nature whatsoever, in law, admiralty or equity, whether known, unknown, fixed or contingent, that the releasing parties ever had, now have or hereafter may acquire against the released parties, for, upon, or by reason of any act, omission, matter, cause or thing whatsoever, from the beginning of the world to the date of this AGREEMENT, arising out of, based on or relating in any way to the claims asserted in the Action, including but not limited to the prosecution or defense of the Action, provided, however, “CLAIMS” does not include CLAIMS to enforce this AGREEMENT.

2.1.2       "PURCHASERS GROUP" means HUDSON BAY, ALTO and each of their respective parents, subsidiaries, affiliates, members and parents of members, predecessors, successors, assigns and beneficiaries, and their current and former officers, directors, employees, representatives, agents, independent contractors, attorneys, equity holders, interest holders and all persons acting by, through or in concert with them

2.1.3        COMPANY GROUP” means NANOVIRICIDES and its parents, subsidiaries, affiliates, members and parents of members, predecessors, successors, assigns and beneficiaries, and their current and former officers, directors, employees, representatives, agents, independent contractors, attorneys, equity holders, interest holders and all persons acting by, through or in concert with them.

2.2           Release of COMPANY GROUP by PURCHASERS GROUP.

2.2.1        PURCHASERS, on behalf of themselves and, to the fullest extent permitted by law, the PURCHASERS GROUP, hereby releases, acquits, and forever discharges the COMPANY GROUP from any and all CLAIMS the PURCHASERS GROUP ever had, now have or hereafter may acquire against the COMPANY GROUP, or any of them.

2.3           Covenant Not to Sue.

2.3.1        PURCHASERS covenants not to assert, directly or indirectly, against the COMPANY GROUP any CLAIMS.

2.3.2        PURCHASER may seek a temporary restraining order or preliminary or permanent injunction against any violation of this Section 2.3. The PARTIES agree that monetary damages would be inadequate to remedy any violation of this Section 2.3.

2.4           Release of PURCHASERS GROUP by COMPANY GROUP.

2.4.1        COMPANY, on behalf of themselves and, to the fullest extent permitted by law, the COMPANY GROUP, hereby releases, acquits and forever discharges the PURCHASERS GROUP from any and all CLAIMS the COMPANY GROUP ever had, now have or hereafter may acquire against the PURCHASERS GROUP, or any of them.

2.5           Covenant Not to Sue.

2.5.1        COMPANY covenants not to assert, directly or indirectly, against the PURCHASERS GROUP any CLAIMS.

2.5.2         PURCHASERS and PURCHASERS GROUP may seek a temporary restraining order or preliminary or permanent injunction against any violation of this Section 2.5. The PARTIES agree that monetary damages would be inadequate to remedy any violation of this Section 2.5.

2.6           MISTAKE/RELEASE OF UNKNOWN CLAIMS.

2.6.1        In entering into this Agreement, each PARTY assumes the risk of any mistake of fact or law. If the PARTIES, or any of them, should later discover that any fact they relied upon in entering this AGREEMENT is not true, or that their understanding of the facts or law was incorrect, the PARTIES shall not be entitled to seek rescission of this AGREEMENT or revival of any CLAIMS by reason of such discovery. This AGREEMENT is intended to be final and binding upon each PARTY regardless of any mistake of fact or law.

2.6.2         Each PARTY expressly waives the benefits of any statutory provision or common law rule that provides, in sum or substance, that a release does not extend to claims that the party does not know or suspect to exist in its favor at the time of executing the release, which if known by it, would have materially affected its settlement. In particular but without limitation, each Party expressly waives the provisions of California Civil Code section 1542, as well as any other similar state or federal law, which statute reads:

1542. A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party

3.             Other Provisions

3.1           No Admission of Liability

This AGREEMENT and its provisions shall not be deemed an admission as to the existence or extent of liability concerning any CLAIMS. Any such liability is expressly denied.

3.3           Binding Effect

This AGREEMENT shall be binding upon and shall inure to the benefit of the PARTIES, their legal representatives, successors, assigns, directors, officers, insureds, shareholders, members, partners, agents, and employees.

3.4           Governing Law

This AGREEMENT shall be construed in accordance with and governed by the laws of the State of New York without regard to conflict of law principles that might otherwise cause the law of a different jurisdiction to apply.

3.5           Jurisdiction

All disputes arising out of or relating to this AGREEMENT shall be exclusively resolved in the state and federal courts sitting in the City of New York, Borough of Manhattan. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection with this AGREEMENT and agrees not to assert in any action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that any such action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to service of process being served in any such action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of deliver) or by email to such party at the address of their counsel below.

3.6           Prevailing Party

If any party shall commence an action or proceeding to enforce the provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the non-prevailing party for its reasonable attorney's fees and other costs and expenses incurred in connection with the investigation, preparation and prosecution or defense of such action or proceeding.

3.7           No Reliance on Parol Evidence or Other Representations

Except as expressly stated in this AGREEMENT, no PARTY has made any statement or representation to any other PARTY regarding any fact, which statement or representation is relied upon by any other PARTY in entering into this AGREEMENT. The PARTIES and their counsel have made such investigation of the facts pertaining to the settlement contained herein as they deem necessary.

3.8           Integration Clause

This AGREEMENT (and Exhibits 1) constitute a single, integrated written contract expressing the entire agreement of the PARTIES hereto relative to the subject matter hereof. No covenant, agreement, representation or warranty of any kind whatsoever has been made by any PARTY hereto, except as specifically set forth in this AGREEMENT. All prior discussions and negotiations whether written or oral have been and are merged and integrated into, and are superseded by, this AGREEMENT.

3.9           No Oral Amendments

This AGREEMENT may be altered or amended only by a writing signed by all of the PARTIES.

3.10        Counterparts

This AGREEMENT may be executed in several counterparts, each of which shall be deemed an original and all of which when taken together shall constitute the whole of the AGREEMENT as between the PARTIES. Signatures transmitted by e-mail shall be deemed original signatures for purposes of this AGREEMENT. True and correct copies of the fully executed AGREEMENT will be effective to enforce the terms and provisions set forth herein against any of the PARTIES.

3.11         Attorneys’ Fees, Costs and Expenses

Each PARTY agrees that it shall bear its own attorneys’ fees, costs and expenses incurred in connection with the DISPUTE and this AGREEMENT, except as set forth above and the Binding Term Sheet, Exhibit 1 hereto.

3.12         Representation by Counsel

Each PARTY acknowledges and agrees that it has been represented by counsel of its choice and has had a reasonable opportunity to discuss this AGREEMENT with its counsel.

3.12         Severability

If any provision of this AGREEMENT or the application therein is held invalid, the invalidity shall not affect other provisions or applications of this AGREEMENT that can be given effect without the invalid provisions or applications; and to this end the provisions of this AGREEMENT are declared and understood to be severable.

3.13         Drafting – No Presumptions

The language of this AGREEMENT shall be construed as a whole, according to its fair meaning and intendment, and not strictly for or against any PARTY, regardless of who drafted or was principally responsible for drafting the AGREEMENT or any specific term or condition hereof. This AGREEMENT shall be deemed to have been drafted by all PARTIES, and no PARTY shall urge otherwise.

3.14         Authority to Execute this AGREEMENT

Each PARTY further represents and warrants that it has the authority and capacity to execute this AGREEMENT, does so knowingly and voluntarily, and does so in the absence of any mistake, duress or coercion.

IN WITNESS WHEREOF, the PARTIES hereto have executed this AGREEMENT as of January 24, 2020, as follows.

Dated: January__, 2020.	HUDSON BAY MASTER FUND LTD

Name:
Title:

Dated: January __, 2020.	ALTO OPPORTUNITY MASTER FUND, SPC-SEGREGATED MASTER PORTFOLIO B

Name:
Title:

Dated: January __, 2020.	NANOVIRICIDES, INC

Name:
Title:

Exhibit I

BINDING TERM SHEET

Issuer:	NanoViricides, Inc. (the "Company")

Investors:	Hudson Bay Master Fund Ltd. and Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B (the "Investors")

Existing Warrants:	Warrants (the "Existing Warrants") to purchase 347,222 shares of the Company’s common stock, par value $0.001 per share (the "Common Stock"), issued by the Company to the Investors in a private placement pursuant to that certain Securities Purchase Agreement, dated February 27, 2019 by and among the Company, the Investors and any other parties listed on the signature pages attached thereto (the "Existing SPA").

Exchange:	The Company shall exchange the Existing Warrants for: (i) 677,224 shares of Common Stock ("New Common Shares") and (ii) new warrants (the "New Warrants" and together with the New Common Shares, the "New Securities") to purchase 347,222 shares of Common Stock with terms substantially identical to the terms of the Existing Warrants, except for (x) an Exercise Price of $3.00 per share (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction relating to the Common Stock occurring after January 24, 2020) (the "New Exercise Price"), (y) the addition of full ratchet economic anti-dilution protection with respect to the New Exercise Price in the form attached hereto as Annex A for any issuance or deemed issuance of Common Stock by the Company or any of its subsidiaries below the New Exercise Price then in effect and (z) the New Warrant will become exercisable in whole or in part to the extent the Company increases its authorized shares of Common Stock. The foregoing consideration shall be allocated between the Investors pro rata based on their ownership of the Existing Warrants.

Reservation of Shares:	As soon as the Company increases its authorized Common Stock, the Company shall reserve no less than 130% of the number of shares of Common Stock issuable upon exercise of the New Warrants for issuances pursuant to the New Warrants (or such lesser number of shares that then becomes authorized).

New Securities:	The New Securities will be free and clear of any liens, preemptive rights or other encumbrances, duly authorized, duly and validly issued, fully paid and non-assessable. The New Securities will be exempt from registration under the Securities Act of 1933, as amended (the "1933 Act") by virtue of the exemption afforded by Section 3(a)(9) of the 1933 Act. The New Securities will not bear any restrictive legend and will be freely tradable by the Investors without any restriction or limitation under applicable securities laws. Company counsel, at the he Company's sole expense, shall provide any necessary legal opinions to affect the foregoing. The New Securities shall be delivered to the Investors on or before Wednesday January 29, 2020.

Waiver:	In consideration for the transactions set forth in this binding term sheet, the Investors hereby waive any objection raised with respect to the Company’s proposed offering of 2,500,000 shares of Common Stock at $3.00 per share pursuant to the Company’s shelf registration statement on Form S-3, as amended (File No. 333-2355306), which became effective on January 9, 2020.

Final Documents:	The Company and the Investors shall in good faith negotiate final documents to implement the foregoing in more detail. The final documentation will contain additional and supplementary provisions, including customary representations, warranties, covenants, agreements, payments and remedies. If the Company fails to sign final documents on or before 8:00 a.m., New York City time, on January 28, 2020 absent breach of this term sheet by the applicable Investor, the Company shall promptly, but in any event within two (2) business days, pay to each non-breaching Investor cash in the amount of $2,750,000 by wire transfer of immediately available funds in accordance with wire instructions provided by such Investor to the Company in writing, and the Company shall immediately adjust the Existing Warrant strike price to $3.00 per share.

Fees and Expenses:	The Company shall reimburse each Investor for all of its legal fees and other expenses in connection with the litigation and in connection with the preparation and negotiation of the final documents necessary to implement this binding term sheet.

Disclosure:	The Company shall file a current report on Form 8-K on or before 8:30 a.m., New York City time, on January 28, 2020, describing the terms of the transactions contemplated by the Settlement Agreement and Mutual Release and this binding term sheet, all in the form required by the Securities Exchange Act of 1934, as amended, and attaching the form of the Settlement Agreement and Mutual Release and this binding term sheet (and all schedules and exhibits thereto not otherwise attached), as exhibits to such filing (including all attachments, the "8-K Filing"). As of immediately following the filing of the 8-K Filing with the SEC, the Investors shall not be in possession of any material, nonpublic information received from the Company, any of its subsidiaries or any of their respective officers, directors, employees, affiliates or agents, that is not disclosed in the 8-K Filing or in prior filings with the SEC. In addition, effective upon the filing of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its subsidiaries or any of their respective officers, directors, employees, affiliates or agents, on the one hand, and the Investors or any of their respective affiliates, on the other hand, shall terminate and be of no further force or effect. The Company understands and confirms that the Investors will rely on the foregoing in effecting transactions in securities of the Company. The Company shall not, and shall cause its subsidiaries and its and each of their respective officers, directors, employees, affiliates and agents, not to, provide any of the Investors with any material, nonpublic information regarding the Company or any of its Subsidiaries from and after the date hereof without the express prior written consent of such Investor.

Annex

(a)            Adjustment of Exercise Price upon Issuance of Common Stock. . If and whenever on or after January 24, 2020, the Company publicly announces or the Company issues or sells, enters into a definitive, binding agreement pursuant to which the Company is required to issue or sell, or, in accordance with clauses (i) or (ii) of this Section [ ], is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock deemed to have been issued or sold by the Company in connection with any Excluded Securities) for a consideration per share (the "New Issuance Price") less than a price (the "Applicable Price") equal to the Exercise Price in effect immediately prior to such public announcement, issue or sale or deemed issuance or sale or entry into such a definitive binding agreement (the foregoing a "Dilutive Issuance"), then immediately after such Dilutive Issuance the Exercise Price then in effect shall be reduced to an amount equal to the New Issuance Price. For purposes of determining the adjusted Exercise Price under this Section [ ], the following shall be applicable:

(i)            Issuance of Options If the Company in any manner grants or sells or enters into a definitive, binding agreement pursuant to which is required to grant or sell, or the Company publicly announces the issuance or sale of, any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section [ ](i), the "lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Options or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option less any consideration paid or payable by the Company with respect to such one share of Common Stock upon the granting or sale of such Option, upon exercise of such Option and upon conversion exercise or exchange of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Exercise Price shall be made upon the actual issuance of such shares of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such shares of Common Stock upon conversion or exchange or exercise of such Convertible Securities.

(ii)            Issuance of Convertible Securities. If the Company in any manner issues or sells, or enters into a definitive, binding agreement pursuant to which is required to grant or sell or the Company publicly announces the issuance or sale of, any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon the conversion or exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section [ ](ii), the "lowest price per share for which one share of Common Stock is issuable upon the conversion or exchange or exercise thereof" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security less any consideration paid or payable by the Company with respect to such one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security. No further adjustment of the Exercise Price shall be made upon the actual issuance of such shares of Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Exercise Price has been or is to be made pursuant to other provisions of this Section [ ], no further adjustment of the Exercise Price shall be made by reason of such issue or sale.

(iii)            Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for shares of Common Stock increases or decreases at any time, the Exercise Price in effect at the time of such increase or decrease shall be adjusted to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section [ ](iii), if the terms of any Option or Convertible Security that was outstanding as of January 24, 2020 are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section [ ] shall be made if such adjustment would result in an increase of the Exercise Price then in effect.

(iv)            Calculation of Consideration Received. If any Option and/or Convertible Security and/or Adjustment Right is issued in connection with the issuance or sale or deemed issuance or sale of any other securities of the Company (as determined by the Holder, the “Primary Security”, and such Option and/or Convertible Security and/or Adjustment Right, the “Secondary Securities”, and together with the Primary Security, each a “Unit”), together comprising one integrated transaction, the aggregate consideration per share of Common Stock with respect to such Primary Security shall be deemed to be the lower of (x) the purchase price of such Unit, (y) if such Primary Security is an Option and/or Convertible Security, the lowest price per share for which one share of Common Stock is at any time issuable upon the exercise or conversion of the Primary Security in accordance with Section [ ](i) or [ ](ii) above and (z) the lowest VWAP of the Common Stock on any Trading Day during the five Trading Day period (or, if this Warrant is exercised, in whole or in part, prior to the end of such five (5) Trading Day Period, with respect to any given portion of this Warrant so exercised, such shorter period ending on the applicable Exercise Date thereof) immediately following the public announcement of such Dilutive Issuance (for the avoidance of doubt, if such public announcement is released prior to the opening of the Principal Market on a Trading Day, such Trading Day shall be the first Trading Day in such four Trading Day period). If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount of consideration received by the Company therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company for such securities will be the arithmetic average of the VWAPs of such security for each of the five (5) Trading Days immediately preceding the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities (as the case may be). The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Holder. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Trading Days after the tenth (10th) day following such Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Holder. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v)            Record Date. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(vi)            No Readjustments. For the avoidance of doubt, in the event the Exercise Price has been adjusted pursuant to this Section [ ] and the Dilutive Issuance that triggered such adjustment does not occur, is not consummated, is unwound or is cancelled after the facts for any reason whatsoever, in no event shall the Exercise Price be readjusted to the Exercise Price that would have been in effect if such Dilutive Issuance had not occurred or been consummated.

Defined terms:

“Adjustment Right” means any right granted with respect to any securities issued in connection with, or with respect to, any issuance or sale (or deemed issuance or sale in accordance with Section [ ]) of shares of Common Stock that could result in a decrease in the net consideration received by the Company in connection with, or with respect to, such securities (including, without limitation, any cash settlement rights, cash adjustment or other similar rights).

"Convertible Securities" means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

"Excluded Securities" means any shares of Common Stock issued or issuable: (i) in connection with any Approved Stock Plan; (ii) pursuant to the terms of the Warrants; provided that the terms of such Warrants are not amended, modified or changed on or after January 24, 2020; and (iii) upon exchange, conversion or exercise of any Options or Convertible Securities which are outstanding on the day immediately preceding January 24, 2020, provided that the terms of such Options or Convertible Securities are not amended, modified or changed on or after the January 24, 2020.

"Options" means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

A

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